Exhibit 8.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

104 South Main Street / Ninth Floor / Greenville, SC 29601

Tel: 864.250.2300 Fax: 864.232.2925

www.nelsonmullins.com

June 7, 2017

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

Re:	First Community Corporation / Cornerstone Bancorp Merger
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to First Community Corporation, a South Carolina corporation (“First Community”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of April 11, 2017, as such agreement may be modified from time to time (the “Merger Agreement”), by and between Cornerstone Bancorp, a South Carolina corporation (“Cornerstone”), and First Community. Pursuant to the Merger Agreement, Cornerstone will merge with and into First Community with First Community as the surviving corporation (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of First Community and Cornerstone, filed by First Community with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in relation to the Merger.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of First Community and Cornerstone delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

With offices in California, Colorado, District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee, and West Virginia

First Community Corporation

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by First Community and Cornerstone in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of First Community and Cornerstone or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (v) the Merger will be reported by First Community and Cornerstone on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, (i) we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) we hereby confirm that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel,” to the extent that such discussion relates to matters of United States federal income tax law, is our opinion as to the material U.S. federal income tax consequences of the Merger.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, LLP